Exhibit 15

Acknowledgment of Ernst & Young LLP

The Board of Directors and Stockholders
American Eagle Outfitters, Inc.

We are aware of the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the American Eagle Outfitters, Inc. 1999 Stock Incentive Plan (Registration No. 333-34748), the American Eagle Outfitters, Inc. Employee Stock Purchase Plan (Registration No. 333-3278), the American Eagle Outfitters, Inc. 1994 Restricted Stock Plan (Registration No. 33-79350), the American Eagle Outfitters, Inc. 1994 Stock Option Plan (Registration Nos. 333-44759, 33-79358, and 333-12661), and the American Eagle Outfitters, Inc. Stock Fund of American Eagle Outfitters, Inc. Profit Sharing and 401(k) Plan (Registration No. 33-84796), and the American Eagle Outfitters, Inc. Registration Statement (Form S-3) (Registration No. 333-68875) of our report dated May 11, 2000 relating to the unaudited consolidated interim financial statements of American Eagle Outfitters, Inc. which is included in its Form 10–Q for the quarter ended April 29, 2000.

Pursuant to Rule 436 (c) of the Securities Act of 1933, our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/  Ernst & Young LLP

Pittsburgh, Pennsylvania
May 11, 2000